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Exhibit 99.1

NEWS

QWEST REPORTS THIRD QUARTER 2004 RESULTS,
IMPROVED REVENUE TRENDS, MARGIN EXPANSION, AND STRENGTH IN KEY GROWTH AREAS

Unaudited (in millions, except per share amounts)

	Q3 2004	Q2 2004	Seq. Change	Q3 2003	Y over Y Change
Operating Revenues	$3,449	$3,442	0.2%	$3,570	(3.4)%
Operating (Loss)	(173)	(357)	$184	(523)	$350
Net Income/(Loss)(a)	(569)	(776)	207	1,831	(2,400)
(Loss) per Diluted Share	(0.31)	(0.43)	0.12	1.05	(1.36)

(a)
Includes Special Items of $290 million in 3Q04; $487 million in 2Q04; $660 million and $2,517 million of discontinued operations in 3Q03 (See attachment for additional information)

•
Improved Revenue Trends Driven by Performance in Wireline and Wireless Segments

•
Strong DSL Growth—102,000 Subscribers Added in the Quarter

•
Wireless Revenue and ARPU Growth Supported by Nationwide Wireless Platform and Enhanced Data Offerings

•
Long-Distance Penetration Advances to 32 Percent of Total Retail Access Lines

•
Consumer Bundle (Customers with a Main Line, and either Wireless, DSL or Long-Distance) Penetration Increases 1 Percent to 43 Percent

•
Cost Reduction Initiatives Drive Margin Expansion

•
Cash Generated from Operations of $765 Million Exceeded Capital Expenditures of $418 Million by $347 Million

•
Litigation Reserve Increased by $250 Million

DENVER, November 4, 2004—Qwest Communications International Inc. (NYSE: Q) today reported third quarter 2004 results that benefited from improved revenue trends, expanded margins and solid growth in cash flow from operations. For the quarter, the fully diluted loss per share was $0.31 compared with a loss of $0.43 cents last quarter, which includes special items of $0.16 and $0.27, respectively. See attachment for detailed discussion of special items.

        "The initiatives we began earlier in the year are delivering positive trends across all of our key growth areas, as evidenced by improved operating results in the quarter," said Richard C. Notebaert, chairman and CEO. "Our continued focus on execution, as well as the continued progress in expanding our video, bundling, and VoIP initiatives, positions us for further growth and improved operating results in the fourth quarter and beyond."

Financial Results

        Qwest's revenue totaled $3.45 billion in the quarter, a 0.2 percent increase sequentially and a 3.4 percent decrease from third quarter 2003. Revenue sequentially benefited from improved trends in wireline and wireless segments. The company achieved solid revenue gains in key growth products including long-distance, DSL and wireless. In addition, both consumer and business access line trends improved, as progress in bundling and a reduction in unbundled network element-platform (UNE-P) competition increased customer win-back rates and contributed to lower churn.

        Qwest's third quarter wireline revenue totaled $3.3 billion, up 0.1 percent sequentially and down 2.9 percent from a year ago. Within the wireline segment, revenue benefited from improved trends across consumer, business and wholesale customer channels. In addition, wireless revenue increased to $132 million in the third quarter, up 3.1 percent sequentially and 13.2 percent lower year-over-year.

        Improvements in Qwest's third quarter operating expenses were driven by further progress in cost management. Selling, general and administrative (SG&A) expenses continued to decline in the third quarter, down $98 million sequentially on a reported basis. Excluding the impact of special items discussed below, SG&A declined $75 million sequentially, or seven percent. SG&A also benefited from further workforce reductions.

        Cost of sales grew $61 million sequentially on a reported basis. Excluding the impact of the special items discussed below, cost of sales grew $70 million. Sequential wireline volume growth and wholesale costs associated with wireless usage resulted in higher cost of sales in the quarter, offsetting benefits of facilities cost optimization and employee cost savings.

        In addition, the company incurred $16 million in wireless start-up costs—$12 million impacted cost of sales and the remaining $4 million in SG&A. These costs were associated with the rollout of the company's nationwide leased wireless footprint. This transition is expected to conclude in the first quarter 2005.

        "Our ability to improve operating results this quarter, along with focused cost and balance sheet management, and progress in our facilities cost optimization initiatives, fueled sequential margin expansion and solid improvement in our cash flow from operations," said Oren G. Shaffer, Qwest vice chairman and CFO. "We are pleased with our momentum exiting the quarter and believe we are well positioned to drive further revenue, margin and cash flow improvement."

Facilities Cost Optimization Initiatives

        Qwest continues to make progress in its efforts to optimize facilities costs. While the company's total facilities costs increased in the quarter, there was an overall reduction in facilities cost per minute. Facilities costs were impacted by several factors:

  •
  Most notably, the benefits of optimization initiatives have reduced facilities costs by approximately $200 million year-to-date, of which the majority is fixed.

  •
  An increase in long-haul usage that offset the benefits of optimization. Long-haul minutes-of-use grew 22 percent in the quarter and 50 percent year-to-date, driving higher variable facilities costs. The company has implemented targeted price increases in the second half of the year to drive improvement in revenue and operating profitability.

  •
  Higher costs associated with increased wireless usage as Qwest moves from a capitalized, owned network to usage-based costs in connection with the Sprint network.

Capital Spending, Cash Flow, and Interest

        Capital expenditures for the third quarter totaled $418 million, compared to $540 million in the third quarter of 2003. The decrease in capital expenditures was largely the result of focused information technology spending and a planned slowdown in DSL spending as the company approaches its DSL deployment targets.

        Cash generated from operations of $765 million exceeded capital expenditures of $418 million, by $347 million. Although the company expects continued improvement in its cash flow from balance sheet management, the primary source of cash flow in the fourth quarter is expected to be from improved operations. However, there are uses of cash that will affect the fourth quarter—principally a tax payment of $186 million related to the underpayment of federal tax in prior years and a $125 million payment that will serve as the first of two equal, annual installments of the announced SEC settlement. The company expects to grow cash from operations in excess of capital expenditures in 2004 at a rate similar to 2003 levels, adjusting for the tax and SEC payments.

        Interest expense totaled $374 million for the third quarter. Qwest continues to expect annual interest expense to be approximately $1.5 billion for 2004.

Operational Trends

        Major drivers of Qwest's revenue included progress in key growth areas, as well as significant improvement in access line trends.

DSL

        The company continued its strong DSL growth, adding 102,000 lines, up 12 percent sequentially, to a total of 956,000 subscribers. Over the past four quarters, Qwest has added more than 375,000 DSL lines. The company is on track to achieve its goal of one million DSL subscribers by year end. Consumer demand for higher speed DSL services is growing; 50 percent of the company's new subscribers are choosing the premium service.

        Qwest continues to expand its indirect DSL distribution channels. Recently, Qwest announced a relationship with Office Depot to make DSL services available at 97 of its retail locations in the 14-state local service area. In addition, Qwest has expanded its indirect retail presence with other national retailers including Best Buy, Staples, Comp USA, and Micro Center.

        Qwest deployed approximately 700 remote terminals during the quarter, expanding DSL availability to more than 6.2 million households, or 63 percent of households within its operating region. The company is on track to meet its DSL service availability goal of 65 percent of households within its operating territory by year-end.

Access Lines

        Total access line loss improved to 1 percent sequentially and stabilized at 4.1 percent year-over-year. Consumer access line loss improved to 1.4 percent sequentially, or half the rate of loss in the second quarter. Bundling, aggressive win-back programs and alternate acquisition channel initiatives are partially credited with the improved trending. For example, the success of the grassroots "feet-on-the-street" program in six consumer markets contributed to a 51 percent improvement in access line loss trends in those markets. The company's retention initiatives are also gaining momentum as the third quarter marked the company's highest win-back rate since the beginning of the year.

        Primary retail consumer access lines declined by 86,000. This compares to a decline of 218,000 lines in the second quarter, and is the company's smallest decline in five quarters. This result reflects benefits from a series of aggressive consumer initiatives, increased bundling and an improved competitive environment.

        Business retail access lines declined 0.4 percent sequentially and 4.9 percent compared to the third quarter of 2003. This improvement in loss trending for the quarter reflects growing success in the small business customer market as new bundles, product offerings and pricing initiatives gained traction.

        The company posted a significant improvement in wholesale line trends in the quarter. Total UNE-P lines increased by only 8,000—a significant improvement from an increase of 125,000 in the second quarter and 138,000 in the third quarter of 2003. Qwest's programs, such as the "Here to Stay" campaign aimed at wholesale competitor win-backs, contributed to a significant recapture of UNE customers in the quarter. While fewer UNE-P lines contributed to the improved access line trends in the quarter, the company made significant inroads in stemming competitive loss from facilities-based competitors and wireless substitution.

Bundles

        The company saw significant improvements in bundle penetration, defined as customers with a main line, and either wireless, DSL or long-distance. Bundle penetration increased to 43 percent, compared to 21 percent a year earlier. Qwest expanded bundle offerings with the introduction of a new feature-rich package in the third quarter called Qwest Choice Plus, which should provide opportunity for further average revenue per unit (ARPU) expansion. In the first quarter 2005, Qwest will expand its bundling capabilities with the launch of integrated satellite TV services through its marketing alliance with DIRECTV, Inc.

Long-Distance

        In the third quarter, Qwest's long-distance voice revenues increased 11 percent sequentially and total long-distance lines increased by 339,000 or 8 percent. Qwest ended the quarter with 4.4 million long-distance lines up, from 1.7 million a year ago. Long-distance penetration of total retail lines increased to 32 percent, as compared to 29 percent at the end of the second quarter. While pricing initiatives introduced during the quarter slowed the subscriber growth rate, an improvement in customer mix resulted in higher revenue and ARPU in the quarter, as the company was able to maintain high-value customers. We expect these subscriber trends will likely continue in the fourth quarter.

Wireless

        In the third quarter, Qwest's wireless revenues grew 3.1 percent. More than 70 percent of the company's wireless subscribers are now on the usage based network. Wireless subscribers declined 4.4 percent to 778,000, as a result of increased churn associated with the migration to the Sprint network. However, Qwest is beginning to see strong customer demand from recently launched advanced wireless data services and enhanced features, such as robust Web browsing and camera-phone capabilities. Eighty percent of wireless gross additions are signing up for high-end packages. The company is launching additional features and services in the fourth quarter including push-to-talk and video-mail. As part of the planned region-wide retail expansion, Qwest recently completed 70 retail store openings. During the quarter, the company opened 27 Qwest Solution Centers in 12 states.

VoIP Update

        In the quarter, the company launched OneFlex™, advancing Qwest's strategic deployment of nationwide VoIP capabilities for business customers. Qwest OneFlex services leverage Qwest's national IP network to give customers a single-source solution that comprises local and long-distance voice service as well as high-speed Internet access. Qwest currently carries 2.1 billion minutes per month of VoIP traffic over its national IP network. The company currently offers OneFlex in markets throughout the 14-state local service region and plans to complete the rollout of business VoIP to 12 additional out-of-region markets and consumer VoIP to all major metropolitan markets within its local service area by year end.

DIRECTV Alliance

        Recently, Qwest and DIRECTV, Inc. have formed a strategic relationship that will allow Qwest to offer DIRECTV® digital satellite television services to residential customers across the western United States. Beginning in the first quarter of 2005, Qwest will market and provide front-line customer support for the DIRECTV service and incorporate it as part of its full suite of bundled communications services. Customers will benefit from the convenience of one point of contact for service and a single bill for all of their telecommunications and television services. The video bundled service offering will be co-branded, with Qwest having responsibility for marketing, account management and billing-related inquiries.

Wireless Asset Sale Update

        As previously announced, the company's wireless network asset sale of PCS licenses and related wireless network assets to Verizon Wireless for $418 million in cash is on track to close in early 2005 and is awaiting final regulatory approval.

Balance Sheet Update

        The company continued to demonstrate balance sheet improvements during the quarter by improving total debt less cash by more than $400 million to $15.4 billion.

        Qwest successfully completed transactions during the quarter, continuing efforts to improve liquidity and reduce debt. In August, the company's Qwest Corporation (QC) subsidiary issued $575 million in 7-year notes maturing on Sept. 1, 2011, with a coupon of 7.875 percent. In addition, QC retired early, via a tender offer, $569 million, or 76 percent of the outstanding principal amount of its 7.2 percent notes due in November. The remaining $181 million was retired on Nov. 1, 2004.

Special Items

        In the third quarter of 2004, the company incurred special items that net to an incremental charge of $290 million, or $0.16 per share. The major item was a charge of $250 million, or $0.14 per share, in SG&A for higher litigation reserves. This charge reflects an increase in the estimated minimum liability associated with certain investigations and securities actions in which the company is involved. The remaining charges are made up of items in taxes, inventory impairment and social charges that net to $40 million. See Attachment E for a more detailed description of special items.

Conference Call Today

        As previously announced, Qwest will host a conference call for investors and the media today at 9:00 a.m. EST with Richard C. Notebaert, Qwest chairman and CEO, and Oren G. Shaffer, Qwest vice chairman and CFO. The call can be heard on the Web at www.qwest.com/about/investor/meetings.

About Qwest

        Qwest Communications International Inc. (NYSE: Q) is a leading provider of voice, video and data services. With more than 40,000 employees, Qwest is committed to the "Spirit of Service" and providing world-class services that exceed customers' expectations for quality, value and reliability. For more information, please visit the Qwest Web site at www.qwest.com.

# # #

Forward Looking Statement Note

        This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the current investigation by the U.S. Attorney's office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by Congress, regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are the subject of governmental investigations, and, to the extent not covered by insurance, if any, our inability to satisfy any resulting obligations from funds available to us, if any; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the likelihood of certain of our competitors emerging from bankruptcy court protection or otherwise reorganizing their capital structure and competing effectively against us; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; and changes in the outcome of future events from the assumed outcome included in our significant accounting policies.

        The information contained in this release is a statement of Qwest's present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest's assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest's assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts' estimates and other information prepared by third parties for which Qwest assumes no responsibility.

        Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

        By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

        The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Tyler Gronbach	Stephanie Comfort
	303-992-2155	800-567-7296
	tyler.gronbach@qwest.com	IR@qwest.com

ATTACHMENT A

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

(UNAUDITED)

	Three Months Ended September 30,			Nine months ended September 30,
			% Change			% Change
	2004	2003		2004	2003
REVENUES:	$3,449	$3,570	(3.4)	$10,372	$10,790	(3.9)
OPERATING EXPENSES:
Cost of sales	1,548	1,965	(21.2)	4,489	4,915	(8.7)
Selling, general and administrative	1,259	1,065	18.2	3,755	3,372	11.4
Asset impairments	34	230	(85.2)	77	230	(66.5)
Depreciation and amortization	779	796	(2.1)	2,341	2,369	(1.2)
Restructuring charges	2	37	(94.6)	144	67	114.9

Operating income	(173)	(523)	(66.9)	(434)	(163)	166.3
OTHER EXPENSE (INCOME):
Interest expense—net	374	437	(14.4)	1,164	1,321	(11.9)
Loss (gain) on early retirement of debt	5	(15)	nm	1	(44)	nm
Other expense (income)—net	35	(3)	nm	(59)	(98)	(39.8)

Total other expense—net	414	419	(1.2)	1,106	1,179	(6.2)
Income tax benefit (expense)	18	256	(93.0)	(115)	411	nm

Loss from continuing operations	(569)	(686)	(17.1)	(1,655)	(931)	77.8
Income from discontinued operations, net of tax	—	2,517	nm	—	2,644	nm

(Loss) income before cumulative effect of changes in accounting principles	(569)	1,831	nm	(1,655)	1,713	nm
Cumulative effect of changes in accounting principles, net of tax					206	nm

NET (LOSS) INCOME	$(569)	$1,831	nm	$(1,655)	$1,919	nm

Basic and diluted (loss) income per share	$(0.31)	$1.05	nm	$(0.92)	$1.11	nm

Basic and diluted weighted average shares outstanding	1,815	1,747	3.9	1,797	1,729	3.9

nm—
percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful

ATTACHMENT B

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(DOLLARS IN MILLIONS)

	(Unaudited) September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$1,809	$1,756
Other current assets	2,437	2,787

Total current assets	4,246	4,543
Property, plant and equipment—net, and other assets	20,680	21,800

Total assets	$24,926	$26,343

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Short-term borrowings	$652	$1,869
Accounts payable & other short term liabilities	4,103	3,806

Total current liabilities	4,755	5,675
Long-term borrowings	16,545	15,639
Other long term liabilities	6,103	6,045
Stockholders' deficit	(2,477)	(1,016)

Total liabilities and stockholders' deficit	$24,926	$26,343

ATTACHMENT C

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN MILLIONS)

(UNAUDITED)

	Nine months ended September 30,
	2004	2003
CASH PROVIDED BY OPERATING ACTIVITIES	$1,609	$1,830

CASH USED FOR INVESTING ACTIVITIES	$(1,339)	$(1,463)

CASH USED FOR FINANCING ACTIVITIES	$(217)	$(1,094)

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(DOLLARS IN MILLIONS)

(UNAUDITED)

	As of and for the Three Months Ended September 30,
			% Change
	2004	2003
OPERATING REVENUES:(1)
Local voice	$1,577	$1,745	(9.6)
Long-distance	549	468	17.3
Access	237	252	(6.0)

Total voice services	2,363	2,465	(4.1)
Data and Internet services	945	942	0.3

Total wireline segment revenues	3,308	3,407	(2.9)
Wireless segment revenues	132	152	(13.2)
Other services revenues	9	11	(18.2)

Total revenues	$3,449	$3,570	(3.4)

Cash capital expenditures	$418	$540	(22.6)
Total employees	42,682	46,701	(8.6)
In-region long distance:
Lines (in thousands)	4,433	1,698	161.1
DSL:
Subscribers (in thousands)(2)	956	577	65.7
Qualified households/businesses (in millions)	6.2	4.7	31.9
DSL equipped central offices	679	574	18.3
Subscribers per equipped central office	1,407	1,005	40.0
Wireless/PCS:
Subscribers (in thousands)	778	912	(14.7)
ARPU (in dollars)	$45	$44	2.3
Penetration(3)	3.37%	4.04%	(16.6)
Wireless ARPU:(4)
Total quarterly wireless revenue	$132	$152	(13.3)
Less: Quarterly non-recurring revenue	$25	$28	(11.4)

Quarterly recurring revenue	$107	$123	(13.7)
Average monthly recurring revenue	$36	$41	(13.7)
Divided by average wireless subscribers	0.797	0.934	(14.6)

Wireless ARPU (in dollars)	$45	$44	1.0

Access lines (in thousands):(5)
Business access lines
Retail lines	4,447	4,676	(4.9)
Resale lines	40	53	(24.5)
UNE-P/QPP	1,176	813	44.6
Unbundled loop	583	565	3.2

Total business access lines	6,246	6,107	2.3

Consumer access lines
Primary line	8,234	8,805	(6.5)
Additional line	1,101	1,333	(17.4)
Public line(6)	99	109	(9.2)

Total consumer access lines	9,434	10,247	(7.9)

Total access lines	15,680	16,354	(4.1)

Minutes of use from Carriers and CLECs (in millions)	13,473	13,966	(3.5)
Voice grade equivalent access lines (in thousands):(7)
Business	61,752	55,469	11.3
Consumer	14,243	11,943	19.3

Total voice grade equivalents	75,995	67,412	12.7

(1)
Product revenue categories have been adjusted for current period presentation.

(2)
Total DSL subscribers does not include out-of-region subscribers

(3)
Calculations include covered POP estimates. These are based on coverage of the Qwest Wireless network. No adjustments have been made for changes in coverage associated with migration to the Sprint Network. As of September 30, approximately 72% of the Qwest subscriber base in on the Sprint Network.

(4)
ARPU (Average Revenue Per Unit) is measured as the recurring portion of our wireless revenue stream attributed to subscribing customers (plus certain activation fees) divided by the average number of subscribers for the period. We believe this metric can be a useful measure of the revenue performance of our wireless business on a per-customer basis. We use ARPU internally to assess the revenue performance of our wireless business and the impact on this business of periodic customer initiatives and product roll-outs. ARPU is not a measure determined in accordance with GAAP and should not be considered as a substitute for our wireless segment revenue or any other measure determined in accordance with GAAP.

(5)
We may modify the classification of our access lines from time to time in our effort to better approximate our revenue channels.

(6)
Public access lines represent lines serving public pay phones.

(7)
Access line and voice grade equivalent data has been adjusted for current period presentation. A voice-grade equivalent is the amount of capacity required to carry one telephone call. A voice-grade equivalent line is the outcome of measuring all residential and business access lines, and private line channel terminations as if they were converted to single access lines that have the ability to transmit and receive only one voice transmission at a time.

nm—
percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful

ATTACHMENT E

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(DOLLARS IN MILLIONS)

(UNAUDITED)

	As of and for the Three Months Ended
	September 30,		June 30,
	2004	2003	2004
SPECIAL ITEMS:
OPEB—Medicare one-time benefit (COGS)	(9)
OPEB—Medicare one-time benefit (SG&A)	(7)
Impairment Charges	34	230	43
Restructuring Charges	2	37	127
Legal Contingency (SG&A)			18
Settlements (COGS)		393
Settlements (SG&A)			(52)
Legal Reserve (SG&A)	250		300
Gain on Agreement Terminations (Other Income)			(70)
Gain on Debt Extinguishment (Other Income)			(19)
Tax Adjustment Charge (Other Expense)	36
Tax Adjustment (Benefit)/Charge	(16)		140

Total	290	660	487

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QWEST REPORTS THIRD QUARTER 2004 RESULTS, IMPROVED REVENUE TRENDS, MARGIN EXPANSION, AND STRENGTH IN KEY GROWTH AREAS
ATTACHMENT A
QWEST COMMUNICATIONS INTERNATIONAL INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (IN MILLIONS, EXCEPT PER SHARE AMOUNTS) (UNAUDITED)
ATTACHMENT B
QWEST COMMUNICATIONS INTERNATIONAL INC. CONDENSED CONSOLIDATED BALANCE SHEETS (DOLLARS IN MILLIONS)
ATTACHMENT C
QWEST COMMUNICATIONS INTERNATIONAL INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (DOLLARS IN MILLIONS) (UNAUDITED)
ATTACHMENT D
QWEST COMMUNICATIONS INTERNATIONAL INC. SELECTED CONSOLIDATED DATA (DOLLARS IN MILLIONS) (UNAUDITED)
ATTACHMENT E
QWEST COMMUNICATIONS INTERNATIONAL INC. SELECTED CONSOLIDATED DATA (DOLLARS IN MILLIONS) (UNAUDITED)